RESIGNATION NOTICE

September 23, 2011

BlueFire Renewables, Inc.
31 Musick
Irvine, CA 92618

Dear Gentlemen:

I hereby resign as the Chief Financial Officer of BlueFire Renewables, Inc. (the “Company”).  My resignation shall be effective immediately.  My resignation is not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

Sincerely,

/s/ Chris Scott
Christopher Scott